Exhibit 5.1


                 ROBINSON SILVERMAN PEARCE ARONSOHN & BERMAN LLP
                           1290 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10104
                                 (212) 541-2000

                            FACSIMILE: (212) 541-4630


                                  May 24, 2002

Activision, Inc.
3100 Ocean Park Blvd.
Santa Monica, CA  90405

     Re:  Activision, Inc.
          Registration Statement on Form S-3

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Activision, Inc., a Delaware corporation (the "Company"), on or about the date hereof with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 492,636 shares of the Company's common stock, par value $.000001 per share (the "Common Stock"), (i) issued to the principal shareholders of Z-Axis, Ltd. ("Z-Axis") in connection with the Company's acquisition of Z-Axis and (ii) reserved for issuance pursuant to the terms of a Warrant to purchase 150,000 shares of Common Stock issued by the Company to id Software, Inc. (the "Warrant").

     We are familiar with the Amended and Restated Certificate of Incorporation, and the Amended and Restated By-laws of the Company and have examined copies of the merger agreement with Z-Axis, the Warrant and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, evidence of corporate action, certificates and other instruments, and have made such other investigations of law and fact, as we have deemed necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, it is our opinion that:

     (a) The Company has been duly incorporated and is validly existing under the laws of the State of Delaware.

     (b) The 342,636 shares of Common Stock being registered for the account of certain of the Company's stockholders have been duly authorized and are validly issued, fully paid and nonassessable. The 150,000 shares of Common Stock being registered on account of the Warrant have been duly authorized and, when issued upon exercise of the Warrant and payment of the purchase price therefor, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in such Registration Statement, including the Prospectus consisting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

                                            Very truly yours,

                                            /s/ Robinson Silverman Pearce
                                                 Aronsohn & Berman LLP